EXHIBIT 1.01

Movado Group, Inc.
Conflict Minerals Report
For The Calendar Year Ended December 31, 2019

This Conflict Minerals Report (“Report”) is submitted by Movado Group, Inc. (together with all of its subsidiaries hereinafter referred to as the “Company” or “we”) for the calendar year ended December 31, 2019 pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to what are referred to as “conflict minerals” under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants who manufacture or contract to manufacture products containing conflict minerals which are necessary to the functionality or production of their products. For the purposes of this assessment conflict minerals are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, or their derivatives, which are limited to tantalum, tin, tungsten and gold (collectively “3TG”).

Under the Rule, the Company must submit a Form SD and undertake an inquiry (a “reasonable country of origin inquiry” or “RCOI”) to determine whether there is any reason to believe that the conflict minerals used in its products may have originated from sources within the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (the “Covered Countries”) or whether such minerals came from recycled and scrap sources. If, following the RCOI, there is any reason to believe that any of the conflict minerals in its production and supply chains may have originated in the Covered Countries, or if the Company is unable to determine the country of origin of those conflict minerals, then it must exercise due diligence on the conflict minerals’ source and chain of custody. This Report, which is posted on the Company’s website at www.movadogroup.com, describes those due diligence measures. This Report has not been subject to an independent private sector audit.

1.   Company Overview

The Company and its Products

The Company designs, develops, sources and sells watches globally under a number of prominent, owned and licensed brands. To a limited extent, it also designs, develops, sources and sells jewelry and other accessories under certain of its brands. We conducted an analysis of all our products and determined that substantially all of them contain tin and many contain gold. To a limited extent, some contain tungsten and tantalum. Tin is present in soldering paste, which is used principally in watch movements, and is also used in various component parts containing bronze, galvanic blue plating, black PVD plating and ionic plated silver. Certain of our watches contain parts made of gold and many use gold plated component parts, including primarily cases and bracelets. Some of our watches use tungsten, which is present in tungsten carbide, principally in hard metal cases and bracelets and in some black PVD plating. Some of our watch movement capacitors (devices used to store electric charges) contain tantalum.

Supply chain

The Company uses independent component manufacturers and watch assemblers to produce all of its finished products while maintaining quality control through its supply chain organizations in Switzerland, China and Hong Kong. A majority of the Swiss watch movements used in the manufacture of the Company’s proprietary watch brands are purchased from two movement suppliers. The Company obtains other watch components for all of its brands, including movements for its licensed watch brands, as well as cases, hands, crystals, dials, bracelets and straps, and finished jewelry and other accessories from various other suppliers. The Company purchases some of the gold used in certain component parts in its watches directly from UBS in Switzerland, which it makes available to some of its suppliers and, otherwise, its suppliers obtain gold used in parts and for plating from their own suppliers.

The Company’s standard form of agreement for use with its component parts and finished goods suppliers obligates the suppliers to provide the Company with all information requested related to the source of any conflict minerals used in the production of the products they supply and to use their best efforts to obtain such information from all of their subcontractors and sub-suppliers. However, because of the Company’s position as a downstream purchaser of finished products and component parts, we are several tiers removed from the smelters and the refineries where the 3TG is processed. Consequently, we have little, if any, visibility beyond our direct suppliers to entities in the upstream supply chain.  Therefore, in addition to contractually obligating our direct suppliers to furnish and to use their best efforts to obtain all requested information pertaining to conflict mineral use, we have communicated to all of our direct suppliers what our reporting obligations are in this area and the need for full and accurate information, with the goal of ultimately achieving complete transparency throughout our entire supply chain. We also communicate to our suppliers a Vendor Code of Conduct, including a supplementary Supply Chain Policy based on the Organisation for Economic Co-operation and Development (“OECD”) Model Supply Chain Policy for a Responsible Global Supply Chain and a supplementary Supply Chain Policy Regarding Gold. The Vendor Code of Conduct, together with the supplementary supply chain and gold policies, is available on our website at www.movadogroup.com under “Corporate Responsibility”.

2.   Reasonable Country of Origin Inquiry

In conducting our RCOI, we contacted all of our direct suppliers (70 in total) from whom we obtained assembled watches, jewelry, other accessories and any component parts in calendar year 2019. We sent each of them a questionnaire (the “Questionnaire”) modelled on the Responsible Minerals Initiative (“RMI”) conflict minerals reporting template and received responses from all but one of them. We then assessed the reasonableness and reliability of the responses, including analyzing such responses for completeness and internal consistency. Where necessary, we sent follow-up requests for additional information and clarification to suppliers whose responses were incomplete or internally inconsistent. We also requested from all suppliers the identity of every smelter and gold refinery used to process the conflict minerals in the products supplied by them, or confirmation that all such conflict minerals were from scrap or recycled material, and whenever necessary requested that they contact their upstream suppliers for this information. From this process, we were able to discover refineries and smelters (listed in the table under section 3.2 below) used by 43 (74%) of the 58 suppliers who indicated that we purchase from them any product containing conflict minerals. Fifty-one of the 60 refineries and smelters identified by those 43 suppliers are RMI-certified, which indicates compliance with a Responsible Minerals Assurance Process (“RMAP”) audit by RMI or participation in one of RMI’s cross-recognized certification programs such as the Responsible Jewelry Program Chain-of-Custody Certification. An additional two of the 41 smelters and refineries provided written sourcing information indicating that they do not source 3TG from the Covered Countries. However, some of those same 43 suppliers were unable to identify the other refineries or smelters used in the processing of the products they sold to the Company. Still other suppliers were unable to identify any smelter or refinery processing the 3TG contained in the components supplied by them and none of our suppliers who responded was able to definitively identify the country of origin of its conflict minerals. Additionally, as noted above, one supplier did not respond to our Questionnaire. Accordingly, the information we have gathered is insufficient to support a determination that there is no reason to believe that any conflict minerals contained in our products may have originated in any of the Covered Countries. For that reason, we are required under the Rule to submit this Report as an Exhibit to our Form SD.

3.   Due Diligence Process

Our due diligence measures have been designed to conform, in all material respects, with the framework in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”) and the related Supplements for gold and for tin, tantalum and tungsten.

3.1   Management Systems

As discussed above, the Company has adopted a Supply Chain policy and a separate Supply Chain policy regarding gold as supplements to its Vendor Code of Conduct.

With the support of the Company’s senior management, we have established a cross-functional team charged with developing and implementing the Company’s conflict minerals program and overseeing compliance with its supply chain policies. That team comprises executive-level representatives and subject matter experts in the United States, Switzerland and Asia from various departments, including Global Value Chain, Purchasing and Production, Operations, Quality Assurance, Internal Audit, Legal and Finance. Senior management is briefed about the results of our due diligence efforts on a periodic basis.

The Company does not have a direct relationship with any 3TG smelters or refiners. Therefore, the focus of our efforts has been to engage our direct suppliers in a process designed to bring transparency to our supply chain by obtaining information from them and having them and their suppliers obtain information from their respective upstream suppliers as to the facilities used to process the conflict minerals contained in our products. It is an ongoing process as we continue to both inform and educate our suppliers about our policies and aggregate and analyze the information we obtain. All such information is retained in electronic format on a password protected shared access drive on the Company’s computer network. Our ultimate goal is for all of our suppliers to be able to furnish us with complete, accurate and reliable information as to all of the upstream actors in our supply chain and we encourage them to participate in and to deal exclusively with other suppliers who participate in industry-wide audit and certification programs such as the RMAP. Our controls in this endeavor include our Vendor Code of Conduct and our related supply chain policies as well as contract provisions.

In addition to the foregoing, our Swiss- and Asia-based supply chain personnel have identified responsible individuals at all of our key suppliers and continue to dialogue with them concerning our informational needs and suggest ways for them to comply with our policies.

Due to the Company’s downstream position in the supply chain, we have limited information or visibility as to the smelters and refineries processing our conflict minerals or the mines where those minerals originate and, therefore, are not likely to have knowledge of conflict financing. However, the Company does have established grievance procedures whereby employees and suppliers can report suspected violations of our policies.

3.2   Identification and assessment of risk in the supply chain

The Company identifies and assesses risk in our supply chain by identifying the conflict minerals present in our products; identifying the suppliers of those products; and obtaining and assessing all relevant information that is reasonably available from those suppliers and indirectly from their upstream suppliers as to the origin of such conflict minerals and the identity of the smelters and refineries processing them. This process includes, where we have obtained the identity of a particular smelter or refinery, checking the name of such smelter or refinery against the RMI’s lists of smelters and refineries that have been certified as processing only conflict-free minerals.

As noted above, we were able to identify refineries and smelters used by 43 (74%) of the 58 suppliers from whom we purchased any product containing conflict minerals. These refineries and smelters are listed below.

Refinery or Smelter Name	Conflict Mineral
Allgemeine Gold-und Silberscheideanstalt A.G.*	Gold
Alpha*	Tin
Argor-Heraeus S.A.*	Gold
Asahi Pretec Corp.*	Gold
Asia Tungsten Products Vietnam Ltd.*	Tungsten
Cendres + Metaux S.A.*	Gold
Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.*	Tin
Chimet S.p.A.*	Gold
China Tin Group Co., Ltd.*	Tin
CV Ayi Jaya*	Tin
CV United Smelting*	Tin
Dowa*	Tin
EM Vinto*	Tin
Ganzhou Huamao Tungsten Materials CO TD (Chine)	Gold
Ganzhou Jiangwu Ferrotungsten Co., Ltd.*	Tungsten
Gejiu Non-Ferrous Metal Processing Co., Ltd.*	Tin
Gold Refinery of Zijin Mining Group Co., Ltd.*	Gold
Heraeus Metals Hong Kong Ltd.*	Gold
Heraeus Precious Metals GmbH & Co. KG*	Gold
HF Finishing	Gold
Honest Industries Company	Gold
Ishifuku Metal Industry Co., Ltd.*	Gold
JX Nippon Mining & Metals Co., Ltd.*	Gold
Klein L. in Biel	Gold
Kyouei Metal Co., Ltd	Gold
LS-NIKKO Copper Inc.*	Gold
Malaysia Smelting Corporation (MSC)*	Tin
Matsuda Sangyo Co., Ltd.*	Gold
Metallo Belgium N.V.*	Tin
Metalor Technologies (Hong Kong) Ltd.*	Gold
Metalor Technologies (Singapore) Pte., Ltd.*	Gold
Metalor Technologies (Suzhou) Ltd.*	Gold
Metalor Technologies S.A.*	Gold
Metalor USA Refining Corporation*	Gold
Mineracao Taboca S.A.*	Tin
Minsur*	Tin
Mitsubishi Materials Corporation*	Gold, Tin
Mitsui Mining and Smelting Co., Ltd.*	Gold
Nihon Material Co., Ltd.*	Gold
O.M. Manufacturing (Thailand) Co., Ltd.*	Tin
Operaciones Metalurgicas S.A.*	Tin
PAMP S.A.*	Gold
PT Bangka Tin Industry*	Tin
PT Bukit Timah*	Tin
PT DS Jaya Abadi*	Tin
PT Refined Bangka Tin*	Tin
PT Stanindo Inti Perkasa*	Tin
PT Sukses Inti Makmur*	Tin
PT Timah Tbk Kundur*	Tin
PT Timah Tbk Mentok*	Tin
PX Precinox S.A.*	Gold
Rand Refinery (Pty) Ltd.*	Gold
Republic Metals Corporation	Gold
Rui Da Hung*	Tin
SAXONIA Edelmetalle GmbH*	Gold
Shandong Zhaojin Gold & Silver Refinery Co., Ltd.*	Gold
Shenyandongshuan	Gold
Sichuan Tianze Precious Metals Co., Ltd.	Gold
Solar Applied Materials Technology Corp.*	Gold
Sumitomo Metal Mining Co., Ltd.*	Gold
Tanaka Kikinzoku Kogyo K.K.*	Gold
Thaisarco*	Tin
The Refinery of Shandong Gold Mining Co., Ltd.*	Gold
Tokuriki Honten Co., Ltd.*	Gold
Valcambi S.A.*	Gold
Varinor	Gold
Xiamen Tungsten (H.C.) Co., Ltd.*	Tungsten
Xiamen Tungsten Co., Ltd.*	Tungsten
Yunnan Chengfeng Non-ferrous Metals Co., Ltd.*	Tin
Yunnan Tin Company Limited*	Tin
*RMI-certified.

3.3   Design and Implementation of a Strategy to Respond to Risks

Of our 58 suppliers who indicated that we obtain from them products containing any conflict minerals, 47 sell us products containing gold, either exclusively or together with other component parts containing other conflict minerals. In response to the Questionnaire and follow-up inquiries, we determined that 33 of those 58 suppliers sourced some or all of their conflict minerals from RMI-certified refineries. Many of our suppliers were unable to identify every smelter or refinery processing all the 3TG contained in the components supplied by them. These findings have been reported to senior management.

We will continue to work closely with our suppliers to mitigate the risk that any minerals contained in our products may have directly or indirectly supported conflict by encouraging and, when deemed practicable, requiring them to source only from sub-suppliers who are able to and do certify that their conflict minerals are supplied by identified smelters and refineries that participate in an independent validation scheme or appropriate institutional mechanism.

3.4   Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We do not have a direct relationship with 3TG smelters or refiners and do not perform or direct audits of these entities within our supply chain. We do support such audits, however, by encouraging our direct suppliers to source only from upstream suppliers who can certify that the conflict minerals they provide were processed by smelters and refineries which participate in an independent validation scheme or appropriate institutional mechanism.

3.5   Report on supply chain due diligence

As required by the Rule, the Company will file a public report annually on Form SD and, if required, a conflict minerals report.

4.   Efforts to determine mine or location of origin

Considering the Company’s position as a downstream purchaser of fully assembled products and components, we have determined that requesting our suppliers to complete the Questionnaire and provide information about 3TG smelters and refiners in our supply chain represents the most reasonable effort we can make to determine the mines or locations of origin of the 3TG in our supply chain. Nevertheless, due to lack of complete information, the Company is unable to determine and to describe all facilities used to process the 3TG used in the products that we contract to have manufactured or the mine or country of origin of such 3TG. Nor have we been able to determine whether such conflict minerals come from recycled or scrap sources.

5.   Steps to be taken to mitigate risk

We intend to take the following steps to improve the due diligence conducted to further mitigate the risk that any of the conflict minerals used in our products could benefit armed groups in the Covered Countries:

(i) Continue to engage with our suppliers and direct them to training resources to improve the content of the supplier survey responses.

(ii) Further engage our suppliers found to be sourcing from smelters or refineries that are not certified as conflict-free to use, as an alternative, certified conflict-free processing sources.

(iii) Work with relevant trade associations to define and improve best practices and build leverage over the supply chain in accordance with the OECD Guidance.